Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

BOWMO, INC.
and

INTERVIEW MASTERY BY AND THROUGH MICHAEL R. NEECE AND CASERIDUS, INC.

dated as of

December 16, 2022

EXHIBITS

Exhibit A

Exhibit B

Exhibit C

Exhibit D

Exhibit E

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 16, 2022, is entered into by and between bowmo, Inc., a Wyoming corporation (the “Buyer”), and Interview Mastery by and through Michael R. Neece and Caseridus, Inc. (the “Seller” and, together with the Buyer, the “Parties”).

RECITALS

WHEREAS, the Seller provides a widely used video-based training platform utilized by over 56,000 individual users across 75 countries (the “Business”) and wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from the Seller, the rights and obligations of the Seller to the Purchased Assets and the Assumed Liabilities (as defined herein), of the Business, together with such other transactions and agreements contemplated by this Agreement (collectively, the “Transaction”) subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       PURCHASE AND SALE

(a)	Purchase and Sale of Assets.

Subject to the terms and conditions set forth herein, the Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from the Seller, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”), all of Seller’s right, title and interest in all of the Business Assets (the “Purchased Assets”), including, without limitation, those set forth on Exhibit A and of the disclosure schedules (“Disclosure Schedules”) attached hereto.

(b)	Excluded Assets.

Buyer expressly understands and agrees that it is only purchasing or acquiring, and the Seller is only selling or assigning, the assets set forth on Exhibit A or the Disclosure Schedules. The Parties understand that this Agreement is only intended to cover the aforementioned Assets and nothing further.

(c)	Purchase Price; Payments.

The aggregate purchase price that shall be paid by Buyer to acquire the Assets shall not be less than 2,000,000,000 authorized shares (the “Shares”) of bowmo, Inc (the “Purchase Price”) the Purchase Price shall be paid as follows:

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(i)	not less than a total of 2,000,000,000 Shares (but in any event not to exceed 5% of the authorized shares of bowmo, Inc). The Shares shall be allocated as follows:

(1). 1,000,000,000 Shares for Interview Mastery which shall immediately vest; and

(2). 1,000,000,000 Shares issued in consideration of Michael R. Neece’s employment with bowmo, Inc. and which shall vest over a four (4) year period, and which shall be contingent upon Michael R. Neece’s continual employment with bowmo, Inc. through the end of the same period. The 1,000,000,000 employment related Shares will vest as follows, 250,000,000 Shares will vest on the first-year anniversary of employment, then 62,500,000 Shares per quarter (3-month period) thereafter. If Michael R. Neece’s employment with bowmo, Inc. is terminated for cause, as defined in the Exhibit C to this Agreement, prior to the end of the same period, the unvested Shares shall be subject to a repurchase option in favor of the Company for a price of $1.00 for the amount of unvested Shares. If Michael R. Neece is terminated without Cause, then the unvested portion of the 1,000,000,000 Shares shall be subject to a repurchase option in favor of the Company for a price of $1.00 for the entire amount of the then-unvested Shares.

(3) upon a liquidation event like a purchase of bowmo by another entity, then the unvested shares will vest immediately.

(b)	a board seat shall be created by Buyer and offered to Seller Michael Neece who shall be formally invited to join the Buyer’s board of directors.

(d)	Closing Conditions.

Seller’s obligation to close the Agreement shall be subject to customary closing conditions, including:

(i)	Seller’s satisfactory completion of due diligence of the Buyer’s financials, cap table, and business conditions;
(ii)	Buyer’s receipt of at least two million ($2,000,000) of investment capital to fund Buyer’s operating expenses;
(iii)	Due Diligence and Access;
(iv)	The Seller shall have executed an Employment agreement with Michael R. Neece, substantially in the form as provided in Exhibit B.
(v)	The Buyer shall cause Michael R. Neece to be employed as the Chief Product Officer of the Company, as which Buyer shall pay Michael R. Neece in an amount and form not less than $12,500 monthly ($150,000 per year) plus first year bonus of not less than $50,000, provided that Buyer first secures the investment capital as detailed in Section 1(d)(ii) above and the transaction contemplated by this Agreement is completed in full.

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(vi)	Michael R. Neece shall agree to and execute the bowmo, Inc. Insider Trading Policy as provided in Exhibit D and the bowmo, Inc. Code of Ethics as provided in Exhibit E.

As soon as reasonably practicable, Buyer and its advisors, as well as Seller and its advisors, shall commence their due diligence investigation of the other party’s business. This due diligence shall include but will not be limited to, a complete review of the legal, financial, commercial, environmental, intellectual property, operations, and labor and employment records, and material agreements of the business, and any other matters the Parties and their advisors deem relevant.

From and after the date of this Agreement, all Parties shall make available to the other Party’s officers, employees, representatives, and advisors such information relating to the Business as the other Party may reasonably request to evaluate and assess the business, and its assets and liabilities in connection with this Agreement.

Neither Buyer nor anyone on its behalf shall contact or communicate directly with any employee of Interview Mastery (other than Michael R. Neece) or any customer, client, or supplier of the business, regarding the Agreement, or disclose to any of them the purpose of the due diligence investigation.

(e)	Definitive Agreement.

This Agreement is intended to serve as the definitive agreement as contemplated by the Letter of Intent as between the Parties.

(f)	Withholding.

Buyer shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any person such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law or under any other applicable law; provided, that no withholding shall be made to the extent that the Seller has provided an IRS Form W-9 prior to Closing. To the extent such amounts are correctly deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

2.        CLOSING

(a)	Closing.

The closing of the Transaction (the “Closing”) shall take place remotely via the exchange of payment, documents, and signatures concurrently with the execution and delivery of this Agreement (the date on which the Closing actually occurs is referred to as the “Closing Date”). The consummation of the Transaction shall be deemed to occur at 12:01 a.m. on the Closing Date.

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3.        REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

(a)	Organization and Authority of Seller; Enforceability; Capitalization.

The Seller (Caseridus, Inc) is a corporation (S-Corp) duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Seller has full organizational power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. Seller has duly executed and delivered this Agreement and the documents to be delivered hereunder. This Agreement constitutes a legal, valid, and binding obligation of the Seller, and each document, instrument or agreement contemplated hereby, constitutes, or will constitute, a legal, valid, and binding obligation of Seller, in each case enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(b)	No Conflicts; Consents.

The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on the Purchased Assets. No consent, approval, waiver, or authorization is required to be obtained by Seller from any Person in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

(c)	Title to Business Assets.

Exhibit A sets forth all of Seller’s assets, properties, and rights, whether tangible or intangible, real, or mixed (the “Business Assets”). The Seller owns and has good and marketable title to the Business Assets, free and clear of Encumbrances other than Permitted Encumbrances, if any. All of the Business Assets are in the sole possession and control of the Seller, and no Person (other than the Seller) owns or has any interest in, or option or other right (contingent or otherwise), including a right of first refusal or a right of first offer, in or on or has any Encumbrance on, any Business Assets.

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(d)	No Undisclosed Liabilities.

Seller does not have any liabilities (except for normal course executory obligations).

(e)	Compliance with Laws.

Seller has complied, and is now in compliance, with all material applicable federal, state, and local laws and regulations applicable to ownership and use of the Purchased Assets. Seller has not received any written notice from any Person alleging the violation of, or failure to comply with, any law applicable to ownership, use or operation of the Purchased Assets. All approvals, permits, registrations, franchises, certificates, licenses, grants, consents, orders, and other similar requirements of governmental entities necessary for the lawful ownership, use or operation of the Purchased Assets (collectively, “Permits”) are in full force and effect and are being complied with by the Seller in all material respects.

(f)	Legal Proceedings.

There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s Knowledge, threatened in writing against or by Seller (a) relating to or affecting the Purchased; or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the Transaction. To Seller’s Knowledge, no event has occurred, or circumstance exists that may give rise to, or serve as a basis for, any such Action.

(g)	Taxes.

Seller has: (i) timely filed all sales, use and other Tax Returns that relate to the Purchased Assets, and all such Tax Returns have been properly completed in compliance with all applicable laws, and are true, correct, and complete; and (ii) timely paid and remitted all Taxes shown to be due on any such Tax Return, and all other Taxes due and payable related or attributable to the Purchased Assets. There are no federal, state, county, local or foreign Taxes due and payable by Seller with respect to the Purchased Assets which have not been timely paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return, nor has any such extension been requested. There is no Encumbrance on any of the Purchased Assets for any Taxes owed by or assessed on Seller or any of Seller’s assets other than Permitted Encumbrances. No tax audits or administrative or judicial proceedings are being conducted with respect to the Purchased Assets, and there are no pending or, to the Knowledge of Seller, threatened claims by any governmental entity with respect to Taxes that are related or attributable to the Purchased Assets. Seller is not currently a party to any joint venture, partnership, other arrangement, or contract which may reasonably be expected to be treated as a partnership for U.S. federal income tax purposes. No claim has ever been made by a Governmental Authority in a jurisdiction where a Seller does not file a Tax Return that Seller is or may be subject to taxation by that jurisdiction with respect to the Taxes that would be the subject of such Tax Return. Seller is not a party to any tax sharing, allocation or indemnity agreement, arrangement, or similar agreement. Seller is not the beneficiary of any tax incentive, tax rebate, tax holiday or similar arrangement or agreement with any Governmental Authority.

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Seller is not or may be liable for any amounts under any escheat, unclaimed property, or similar provision.

(h)       No Material Misstatements or Omissions.

The representations and warranties contained in this Article III do not contain any untrue statement of material fact or, to Seller’s Knowledge, omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

4.        REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller that the statements contained in this Article IV are true and correct as of the date hereof.

(a)	Organization and Authority of Buyer; Enforceability.

Buyer is a corporation duly organized, validly existing and in good standing. Buyer has full organizational power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

(b)	No Conflicts; Consents.

The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of organization, operating agreement, or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Buyer.

(c)	Legal Proceedings.

There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer those challenges or seeks to prevent, enjoin, or otherwise delay the Transaction. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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(d)	Brokers or Finders.

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5.        INDEMNIFICATION

(a)	Survival.

All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing Date until the Applicable Limitation Date of such representation, warranty, covenant, or agreement. For purposes of this Agreement, the term “Applicable Limitation Date” means eighteen (18) months following the Closing Date; provided, that (i) the Applicable Limitation Date with respect to Fundamental Representations shall be sixty (60) days following the end of the applicable statute of limitations and (ii) the Applicable Limitation Date for all covenants and agreements set forth in this Agreement that, by their terms, require performance after the Closing shall be thirty (30) days after the end of the period contemplated by their respective terms or the date of performance of such covenant or obligation. For purposes of this Agreement, the term “Fundamental Representation” means the representations and warranties contained in this Agreement.

(b)	Indemnification by the Seller.

Subject to the other terms and conditions of this Article VI, the Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective members, stockholders, managers, directors, officers and employees (collectively, “Buyer Indemnified Parties”) from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (collectively, “Damages”), arising from or relating to: any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder; any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder.

(c)	Indemnification by the Buyer

Subject to the other terms and conditions of this Article VI, the Buyer shall defend, indemnify, and hold harmless Seller, its affiliates and their respective members, stockholders, managers, directors, officers, spouse, decedents, and employees (collectively, “Seller Indemnified Parties”) from and against all Damages arising from or relating to: any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.

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(d)	Indemnification Procedures.

Whenever any claim shall arise for indemnification hereunder, the Party seeking indemnification (the “Indemnified Party”), for itself or on behalf of a Buyer Indemnified Party or Seller Indemnified Party, as applicable, shall promptly provide written notice of such claim to the Party against whom indemnification is sought (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Damages resulting therefrom. In the event the Indemnifying Party does assume the defense of any such Action, the Indemnifying Party shall not settle any Action without the other Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(e)	Tax Treatment of Indemnification Payments.

All indemnification payments made by the Seller or the Buyer under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

(f)	Cumulative Remedies.

The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available to Buyer at law or in equity or otherwise.

6.        MISCELLANEOUS

(a)	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the state of Wyoming, without regard to any choice of law or conflicts of law provisions that would, in effect, cause the application of the law of any jurisdiction beyond that of Wyoming.

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(b)	Confidentiality.

The Parties shall keep this Agreement and its contents confidential as related to third parties and all others not explicitly provided for herein.

(c)	Expenses.

All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. Buyer agrees to pay the Seller’s legal expenses up to $10,000, for cost related to the Asset Purchase Agreement, Employment Agreement (when applicable) and Employment Agreement, so long as all Closing Conditions of this Agreement are met, including but not limited to Buyer’s securing necessary funding in the amount of at least $2,000,000.00.

(I)

(d)	Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

(II)

If to the Seller:	Caseridus, Inc.
E-mail: Michael.neece01@gmail.com
Attention: Michael R. Neece

with a copy to:	Michael R. Neece
E-mail: Michael.neece01@gmail.com

If to Buyer:	bowmo, Inc.
E-mail: eddie.aizman@bowmo.com
Attention: Eddie Aizman

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with a copy to:	Nelson Mullins Riley & Scarborough
301 Hillsborough Street
Suite 1400
Raleigh, NC
27603
E-mail: David.mannheim@nelsonmullins.com
Attention: David Mannheim

(e)	Headings.

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(f)	Severability.

If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(g)	Entire Agreement.

This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

(h)	Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

(i)	No Third-party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express, or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

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(j)	Amendment and Modification.

This Agreement may be amended, modified, or supplemented only by an agreement in writing signed by both parties hereto.

(k)	Waiver.

No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(l)	Waiver of Jury Trial.

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

(m)	Specific Performance.

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

(n)	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.        DEFINITIONS AND CONSTRUCTION

(a)	Certain Defined Terms.

Terms used herein but not defined have the respective meanings given to such terms below.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

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“Assumed Liabilities” as defined in Section 1.03.

“Business” as defined in the recitals hereto.

“Business Assets” as defined in Section 1.01 and Exhibit A therein.

“Buyer Indemnified Parties” as defined in Section 6.03.

“Customer” means any customer or client to which Buyer or Seller or any of their respective affiliates sold products or provided any services within the eighteen (18)-month period preceding the Closing Date or during the Non-Solicitation Period, unless a court of competent jurisdiction determines that the pool of Customers would be unenforceable under applicable law because it is too broad, in which case the term will mean each Reserved Customer.

“Governmental Authority” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency, commission, arbitral body (public or private), tribunal, commission, self-regulatory authority, regulatory agency or other governmental authority or instrumentality, domestic or foreign (or any department, agency, or political subdivision thereof).

“Employee” means any person that is employed or hired by Buyer or any of its affiliates (i) as of the Closing Date or (ii) subsequent to the Closing Date through the end of the Non-Solicitation Period.

“Encumbrance” means any lien or other third-party interest attached to any of the Assets listed herein.

“Indemnified Party” as defined in Section 6.02 and 6.03.

“Indemnifying Party” as defined in Section 6.02 and 6.03.

“IRS” means the United States Internal Revenue Service.

“Non-Solicitation Period” means a period of one (1) year following the Closing Date. The Non-Solicitation Period will be extended while Seller is in breach of any restrictive covenant for a period of time commensurate with the period of time that Seller was in breach, to ensure that Buyer and its affiliates receive the full benefit of the Non-Solicitation Period.

“Purchase Price” as defined in Section 1.04.

“Purchased Assets” as defined in Section 1.01.

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“Representatives” of any Person means, collectively, such Person’s officers, directors, managers, employees, accountants, Employees, investment bankers, legal counsel, agents and other advisors and representatives.

“Seller Indemnified Parties” as defined in Section 6.02.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other Taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” means the transactions contemplated by this Agreement and the documents, instruments and agreements contemplated hereby.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

BOWMO, INC.
By:	/s/ Edward Aizman
Name:	Edward Aizman
Title:	CEO

CASERIDUS, INC. D/B/A
INTERVIEW MASTERY

By	/s/ Michael R. Neece
Name:	Michael R. Neece
Title:	CEO and Owner

MICHAEL R. NEECE, IN HIS
INDIVIDUAL CAPACITY

By	/s/ Michael R. Neece
Name:	Michael R. Neece

[Signature Page to Asset Purchase Agreement]

Exhibit A

List of Assets to Be Purchased by Buyer

1.	The Interview Mastery Trademark.
2.	The Interview Mastery Domain Name/URL
3.	The Interview Mastery Social Media accounts and Groups.
4.	The Interview Mastery complete Video Library.
●	Interview Mastery For Recruiters and Their Candidates.
●	Interview Mastery For Job Seekers.
●	Interview Mastery MINI Course (For Job Seekers and Recruiters)
●	Interview Mastery For Coaches And Their Clients.
5.	Selecting Excellence For Hiring Teams.
●	Selecting Excellence Slide Deck.
6.	Making a Career Decision Video
7.	Interview Mastery e-Book

A-1

EXHIBIT B

Form Employment Agreement

EMPLOYMENTEMPLOYMENT AGREEMENT

This EMPLOYMENTEMPLOYMENT AGREEMENT (“Agreement”) is executed this [_16th_] day of December 2022 (the “Effective Date”), by and between bowmo, Inc. (the “Company”) and Michael R. Neece (“ Employee”).

WHEREAS the parties hereto desire to enter into this Agreement in order to set forth the terms pursuant to which the Company will employ Employee and Employee will serve as an Employee for the Company; and

WHEREAS, in connection with Employee’s employment by the Company, the Company, its agents and its affiliates will disclose to Employee certain confidential and proprietary information about the Company. As a condition to Employee’s employment and in order to protect the Company’s confidential and proprietary information, Employee agrees to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1.       Term. Subject to the terms and conditions set forth in this Agreement, the Company shall employ Employee and Employee accepts employment with the Company, effective as of the date hereof. Employee agrees and acknowledges that such employment shall be governed under an Employment Agreement of four (4) years. This Agreement will automatically renew without notice unless one or more of the following events occurs: termination of the Agreement by consent of both parties, unilateral election by either party to terminate the Agreement, or termination of the Employee for Cause by the Company. Any renewal shall be upon the same terms and subject to the conditions contained in this Agreement unless the parties jointly agree to modify this Agreement. Employee further agrees and acknowledges that either party may terminate Employee’s employment at any time either before or after the end of the initial term. and for any legally permissible reason, for cause, or for no reason, provided, however, that should Employee terminate Employee’s employment hereunder, Employee shall provide the Company with four (4) weeks written notice of such termination, which the Company may waive in its sole discretion. The period beginning on the date of commencement of Employee’s employment under this Agreement and ending on the effective date of termination of Employee’s employment under this Agreement shall be referred to herein from time to time as the “Employment Period.”

2.       Termination: If the Company terminates the Employee without cause as defined by this Agreement, then the Employee’s monthly compensation will continue for twelve (12) months after the date of termination. If the Employee is terminated for cause, then he shall not be entitled to any additional pay and any unvested stock options granted under this Agreement shall be subject to the repurchase rights of the Company as discussed herein.

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3.	Position and Duties.

(a)       During the Employment Period, Employee shall serve as Chief Product Officer, (CPO) subject to direction from the Company’s CEO (the “Reporting Officer”). In this capacity, Employee shall have the duties, authorities, and responsibilities commensurate with the duties, authorities, and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Reporting Officer shall designate from time to time that are not inconsistent with the Employee’s position. Employee shall report to the Reporting Officer, or such other member of senior management as may be determined by the Chief Executive officer of the Company.

(b)       Employee agrees, during the Employment Period, to devote Employee’s full business and professional time and energy to the Company; provided, however, that subject to the terms hereof, including, without limitation, Section 6, Employee may, with prior consent of the Company, which shall not be unreasonably withheld, devote reasonable periods of time to rendering services of a business, commercial or charitable nature on his own behalf or on behalf of any other person, firm, or corporation during the Employment Period, provided that Employee shall remain available to perform his duties and responsibilities within the standard work hours, attendance and general work practices policies of the Company. Employee agrees to carry out and abide by all lawful directions of the Reporting Officer that are consistent with Employee’s position.

(c)      Carve Outs:

a.	Michael R. Neece will provide to bowmo, Inc. a list of his outside business activities which will be expressly “carved out” from any provision restricting outside business activities upon vote and approval by a majority of the bowmo, Inc. Board of Directors. This is premised on the understanding that Michael R. Neece’s express representation that his outside business activities shall never interfere with his performance of his duties on behalf of bowmo, Inc.

b .	Michael R. Neece is not prohibited from personally owning and trading in stock, bonds, securities, real estate, commodities, or other investment properties, or making investments of any kind for Michael Neece’s own benefit, which do not create actual or potential conflicts of interest with bowmo, Inc. However, Michael R. Neece is prohibited from owning, operating, advising, or trading in any company that is a competitor to bowmo, Inc. or would otherwise interfere with the business of bowmo, Inc., as defined by a majority vote of the bowmo, Inc. Board of Directors. If Michael R. Neece already owns, operates, advises, or trades in such companies, then he shall immediately disclose all such interests to the bowmo, Inc. Board of Directors.

c.	Michael R. Neece shall at all times during this Agreement, be subject to and bound by the bowmo, Inc. Insider Trading Policy, as defined and approved by a majority vote of the bowmo, Inc. Board of Directors.

4.       Compensation, Benefits and Expenses. For all services rendered by Employee in any capacity during the Employment Period, Employee shall be compensated as follows, it being understood that all payments to Employee pursuant to this Agreement shall be subject to applicable withholding and deduction requirements and the Company may withhold from payments of Employee’s compensation (a) all federal, state, local, foreign and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other deductions made with respect to Company generally, and (c) any advances made to Employee and owed to the Company:

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(a)       Base Salary. During the Employment Period, the Company shall pay Employee a base salary at the annual rate of $150,000. Any base salary payable hereunder shall be paid in arrears in regular intervals in accordance with the Company’s then-current payroll practices, but no less frequently than twice each month. Michael R. Neece shall be eligible for a performance-based bonus as determined by milestones to be set by the bowmo, Inc. management from time to time.

(b)       Incentive Compensation. During the Employment Period, Employee shall be entitled to participate in such bonus or other incentive compensation plans (a “Bonus Plan”) as may be established by the Company and in effect from time to time during the Employment Period, if any, subject to the eligibility requirements and other terms and conditions that may be set forth in any such Bonus Plan, as such Bonus Plan may be implemented by the Company in its sole and absolute discretion from time to time. First year incentive compensation shall not be less than $50,000 as the Company and Employee have previously agreed.

(c)       Health Insurance. During the Employment Period, Employee shall be eligible to participate in the Company’s health insurance program and other Company benefit programs, if any, that are provided by the Company at Employee’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time.

(d)       Vacation. Employee will be entitled to paid vacation in accordance with the Company’s policies, in effect from time to time.

(e)       Expenses. During the Employment Period, the Company shall reimburse Employee for reasonable expenses incurred by Employee in the performance of Employee’s duties hereunder pursuant to the Company’s expense reimbursement policy, as in effect from time to time, provided that Employee has (i) properly accounted therefor and provided documentation which the Company deems reasonable with respect to such expenses and (ii) has received prior approval by the Reporting Officer, or by such other person as may be appointed for such purpose by the Reporting Officer, for any expense individually in excess of $100.

(f)       Other Benefits. During the Employment Period and subject to the eligibility requirements and other terms and conditions thereof as may be in place from time to time, Employee shall be entitled to participate in all compensation and benefit plans or programs, and to receive all benefits, perquisites and emoluments, for which any salaried Employees of the Company are eligible under any plan or program now or hereafter established and maintained for the Employees of the Company, to the fullest extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. Notwithstanding the foregoing, the Company may amend, modify, or rescind any or all such benefit plans or programs and/or alter contribution amounts to benefit costs at any time and from time to time without notice and in its discretion; provided, that such amendment, termination, or alteration is also applicable generally to the senior executives of the Company.

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5.	Confidentiality.

(a)       Employee understands that during the Employment Period or in connection with Employee’s prior service as an Employee to the Company, if applicable, Employee has been and/or will be given unpublished and otherwise confidential information, both of a technical and non-technical nature, relating to the actual or anticipated business, technology (or the implementation or exploitation thereof), research or development, operations, financial condition, assets, liabilities and prospects of the Company and its affiliates, including, without limitation, information Employee and others have collected, obtained or created, information pertaining to clients, customers, accounts, vendors, prices, costs, materials, processes, object or source codes, technology and trade secrets, and information disclosed to the Company by others under agreements to hold such information confidential (collectively, “Confidential Information”). Employee agrees to observe all Company policies and procedures concerning such Confidential Information. Employee further agrees not to disclose or use any Confidential Information, either during the Employment Period or at any time thereafter, unless authorized in advance to do so by the Company in writing, except that Employee may disclose and use such information, when necessary, in the performance of Employee’s duties for the Company. Employee’s obligations under this Agreement will continue with respect to Confidential Information, whether or not Employee’s employment is terminated, until the Confidential Information becomes generally available from public sources through no fault of Employee.

(b)       Notwithstanding the foregoing, in the event that Employee is requested or required in legal, judicial or regulatory proceedings (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or by law, regulation, governmental agency or similar authority or stock exchange rule or regulation, to disclose Confidential Information, it is agreed that Employee will, to the extent legally permissible and reasonably practicable, provide the Company with prompt notice of such request(s) or requirement(s), so that the Company may seek, at its sole expense, a protective order or other appropriate remedy, or waive compliance with the terms of this Agreement. If such protective order or other remedy is not obtained, and Employee, based on the advice of Employee’s counsel, is legally required to disclose Confidential Information, or if the Company waives compliance with this Agreement, Employee shall be permitted to furnish without liability hereunder only that portion of the Confidential Information which Employee is advised by counsel is legally required.

(c)       During the Employment Period, upon the request of the Company, or upon the termination of Employee’s employment for any reason, Employee will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, and any other material of the Company, including all materials pertaining to or containing Confidential Information, developed by Employee or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Employee’s possession, custody or control and which shall be and remain the sole property of the Company. Employee will not keep any such documents, materials or information, or any copies, compilations, or analyses thereof, in Employee’s possession, recreate them or deliver them to anyone else. Employee further agrees that all Company owned property, whether situated on the premises or outside of its premises, including smartphones, tablets, blackberries, PDA’s, thumb drives, laptop computers, printers, disks, and other storage media, filing cabinets or other work areas and any email transmitted from any Company or other system relating to the Company, is subject to inspection by Company personnel at any time with or without notice.

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(d)       Employee understands and acknowledges that because of the Employee 's experience and relationship of trust with the Company, he, she, or it has had access to and learned about much or all of the Company’s trade secrets and/or Confidential Information. Employee agrees and covenants that Employee will not use the Company's trade secrets and/or Confidential Information to solicit the customers of the Company directly or indirectly, or to interrupt, disturb or interfere with the relationships of Company with its customers.

(e)       During the Employment Period and for a period of twelve (12) months following the termination thereof for any reason, to run consecutively, beginning on the last day of the Employment Period, Employee agrees and covenants not to disrupt or interfere with the business of the Company by, or use the Company's trade secret information Confidential Information for the purpose of, directly or indirectly (i) soliciting, recruiting, attempting to recruit, or raiding the employees of the Company or otherwise inducing the termination of employment of any employee of the Company or (ii) soliciting or accepting business from, or persuading in any manner to cease doing business with the Company or reduce its level of business with the Company, any customer, supplier, vendor, contractor, business partner, licensee, licensor, agent or investor or supplier who was doing business with the Company at any time within the twelve (12) month period immediately preceding the termination of the Employment Period or who was actively engaged in discussions in contemplation of any such business relationship during such period.

6.	Assignment of Intellectual Property.

(a)       Subject to the exceptions as set forth in Schedule 1 as attached to this Agreement, Employee hereby assigns and agrees to assign in the future (when first reduced to practice or fixed in a tangible medium, as applicable) to the Company, and agrees and acknowledges that the Company owns and shall own in perpetuity, free of any and all claims by Employee or any person, corporation or other entity deriving any rights from Employee, any and all of Employee’s right, title and interest in and to any and all trade secrets, inventions, methods, compositions, concepts, patents, pending patents, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, derivative works, designs and techniques, whether or not patentable or registrable under copyright or patent laws or similar statutes or constituting trade secrets, conceived, made, reduced to practice or learned by Employee, alone or with others, at any time during the Employment Period or during the period, if applicable, when Employee served as an Employee to the Company or provided any other services to the Company (hereinafter collectively referred to as “Creations”). Employee further agrees and acknowledges that all Creations shall be deemed to be works “made-for-hire,” as defined in the United States Copyright Act and any similar provisions of other copyright laws throughout the world. Employee will promptly disclose to the Company any Creations conceived, made, reduced to practice, or learned by Employee, alone or with others, at any time during the Employment Period. Employee’s obligation hereunder to assign Creations to the Company shall not apply to any Creation that is developed entirely on Employee’s own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information, unless such Creation (i) relates in any way to the business or research and development of the Company, or (ii) results or is derived in any way from Employee’s work as an employee of or Employee to the Company.

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(b)       Employee hereby assigns and agrees to assign to the Company all moral or other rights Employee has or may acquire in any Creations and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. In any jurisdiction in which moral rights cannot be assigned, Employee hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Employee may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit, or other legal proceeding against the Company or any of its affiliates claiming that Employee’s moral rights have been violated.

(c)       Employee will not assert any rights to any invention, discovery, idea, or improvement relating to the business or research and development of the Company or to Employee’s work as an employee of or Employee to the Company as having been made or acquired by Employee prior to Employee’s work for or service as an Employee to the Company. During the Employment Period or, if applicable, service as an Employee to the Company, if Employee incorporates or incorporated into a product or process of the Company any prior existing intellectual property owned by the Employee, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit such invention, discovery, idea or improvement as part of or in connection with any product, process or machine.

(d)       Employee agrees to cooperate fully with the Company, both during and after the Employment Period, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks, and other intellectual property rights (both in the United States and foreign countries) relating to any Creations. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Employee further agrees that if the Company is unable, after reasonable effort, to secure Employee’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as Employee’s agent and attorney-in-fact and Employee hereby irrevocably designates and appoints each officer of the Company as Employee’s agent and attorney-in-fact to execute any such papers on Employee’s behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph. Employee’s obligations hereunder shall continue indefinitely beyond the termination of Employee’s employment with the Company.

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7.           Third-Party Information. During the Employment Period, Employee will not improperly use or disclose any proprietary and/or confidential information or trade secrets, if any, of any former employer or any other person to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by such former employer or person.

8.	Non-Competition; Non-Solicitation.

(a)       During the Employment Period and for a period that is twelve months following the termination of the Employment Period, Employee will not, directly or indirectly, without the prior written consent of the Company, engage in activities or businesses (including without limitation by owning any interest in, investing in, loaning to, managing, controlling, participating in, Employment with, advising, rendering services for, or in any manner engaging in owning, operating or managing any business) anywhere in the United States that competes with the business of the Company and its affiliates or with any business or service proposed to be provided by the Company at any time within the twelve (12) month period immediately preceding the termination of the Employment Period.

9.          Enforcement of Restrictive Covenants. Without limiting the remedies available to the Company, Employee acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously and irreparably damaged by the breach of any of the covenants contained herein, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the necessity of posting a bond or other security, to obtain a temporary restraining order and/or a preliminary injunction restraining Employee from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein. In addition, Employee expressly acknowledges and agrees that each and every restraint imposed by this letter agreement is reasonable with respect to subject matter, time period and geographical area. If a final and non-appealable judicial determination is made that any of the restrictions in this Agreement constitute an unreasonable or otherwise unenforceable restriction, the restrictions will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Notwithstanding the fact that any post-employment restriction is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of Employee’s breach of such restriction. The invalidity or unenforceability of any provision of this letter agreement will not affect the validity or enforceability of any other provision hereof.

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10.       Conflicts of Interest. Employee is unaware of any covenants, promises, restraints, or other commitments, which may interfere with his duties for the Company or create a conflict of interest. Employee hereby agrees that he is not and shall not become involved in a conflict of interest, or upon discovery thereto, allow such a conflict to continue at any time during the Employment Period. Moreover, Employee agrees that he or she shall immediately disclose to the Board any facts that might involve a conflict of interest that has not been approved by the Board.

11.       Governing Law; Choice of Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to conflict of laws provisions thereof to the extent that the general application of the laws of another jurisdiction would be required thereby. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Federal or state courts of the Federal or state courts of Wyoming for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, and (b) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

12.        Entire Agreement. This Agreement embodies all of the representations, warranties, and agreements between the parties relating to the subject matter hereof, and this Agreement shall supersede all agreements, written or oral, relating thereto.

13.       Modifications and Amendments. This Agreement may be modified or amended only by an instrument in writing executed by both the Company and the Employee.

14.       Assignment. This Agreement is a personal contract and Employee may not sell, transfer, assign, pledge or hypothecate Employee’s rights, interests, and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Employee and Employee’s personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged, or which acquires all or substantially all of the assets of the Company.

15.        Survival. Sections 4 through 8 of this Agreement, inclusive, shall survive any termination hereof and any termination of Employee’s employment with the Company.

16.        Severability. If it is ever held that any provision hereunder or any portion thereof is too broad to permit enforcement of such provision or any portion of such provision to its fullest extent, such provision or portion thereof shall be enforced to the maximum extent permitted by law. If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

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17.       Counsel. Employee acknowledges that he has been given the opportunity to engage counsel of his own choosing to assist him in reviewing this Agreement and all other matters relating to his employment.

18.       Waiver. The waiver by either party of a breach of any provision of this Agreement shall not constitute or be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

19.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date fist written above.

Michael R. Neece

/s/ Michael R. Neece

BOWMO, INC.

By:	/s/ Eddie Aizman
	Name:	Eddie Aizman
	Title:	CEO

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SCHEDULE 1 TO EMPLOYMENT AGREEMENT FOR MICHAEL R. NEECE

Michael R. Neece’s Involvement In Other Companies Which is Expressly Carved Out
From This Agreement

Notwithstanding the provisions of this Agreement, Michael R. Neece is involved in the following organizations, all of which are expressly carved out from any related provisions of this Agreement:

•	Investor and Advisor to Moxie Apparel Inc. (dba MoxieScrubs.com)
•	Member of the Board of Directors for the 26.2 Foundation (26-2.org), a registered 501(c)3 non-profit.

Schedule 1

EXHIBIT C:

DEFINITION OF THE PHASE “TERMINATION FOR CAUSE”

“Cause” means: (a) conviction of, or plea of nolo contendere to, a felony or crime involving dishonesty, breach of trust, or physical harm to any person, (b) fraud on or misappropriation of any funds or property of the Company, or any affiliate, customer or vendor of the Company, (c) intentional damage to any property of the Company, (d) refusal to comply with the instructions of the Company’s management and/or Board of Directors, (e) breach of fiduciary duty which involves personal profit; or (f) failure to comply with any material policies of the Company that have been approved by the Board of Directors.

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EXHIBIT D

bowmo, Inc. Insider Trading Policy

bowmo, INC.

INSIDER TRADING COMPLIANCE POLICY

(Effective as of December 16, 2022)

bowmo, Inc. (the “Company”) has a culture which requires, and has developed a well-earned reputation for, integrity, ethical conduct and fair dealing. It is the purpose of this policy to set forth basic guidelines for trading in the Company's securities (including, without limitation, its common stock) and to preserve its confidential information so as to avoid any situation that might have the potential to damage the Company's reputation or which could constitute a violation of federal or state securities law by the Company, its officers, directors, or employees. Toward these ends, it is the intention of the Company that it and all its employees shall comply with and observe all applicable securities laws, including the Securities Exchange Act of 1934 (the “Exchange Act”), as amended by the Insider Trading and Securities Fraud Enforcement Act of 1988, by the Sarbanes-Oxley Act of 2002, and by other acts.

I.	MATERIAL NON-PUBLIC INFORMATION.

A.	General

Under the Federal securities laws, “insiders” (i.e., officers, members of the Board of Directors and other individuals having access to material non-public information) are prohibited from trading in common stock and other securities on the basis of such material nonpublic information until after the information has been disclosed to the public. This prohibition reflects the need, as determined by Congress, the Securities and Exchange Commission (“SEC”) and the courts, to ensure equality of information between corporate insiders and members of the investing public. The Company takes seriously our obligation, and that of our employees, to prevent insider trading violations.

All matters regarding the “materiality” or “non-public” nature of any information shall be determined by the President of the Company.

Insider trading restrictions come into play only if the information you possess is "material." Materiality, however, involves a relatively low threshold. Information is generally regarded as "material" if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

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Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i)	significant changes in the Company's prospects;
(ii)	significant write-downs in assets or increases in reserves;
(iii)	developments regarding significant litigation or government agency investigations;
(iv)	liquidity problems;
(v)	changes in earnings estimates or unusual gains or losses in major operations;
(vi)	major changes in the Company's management or the board of directors;
(vii)	changes in dividends;
(viii)	extraordinary borrowings;
(ix)	major changes in accounting methods or policies;
(x)	award or loss of a significant contract;
(xi)	cybersecurity risks and incidents, including vulnerabilities and breaches;
(xii)	changes in debt ratings;
(xiii)	proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
(xiv)	offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Secretary before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

Insider trading prohibitions come into play only when you possess information that is material and "nonpublic." The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i) information available to a select group of analysts or brokers or institutional investors;

(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

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(iii)  information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Secretary or assume that the information is nonpublic and treat it as confidential.

B.	Limitation of Access to and Use of Material Non-Public Information

The obligation not to trade on inside information applies not only to the Company and insiders, but also to persons who obtain such information from insiders and use it to their advantage. Thus, liability may be imposed upon the Company, its insiders and also outsiders who are the source of leaks of material information not yet disclosed to the public if the leaks coincide with purchases or sales of the Company's securities (i) by such insiders or outsiders, (ii) by the Company itself, or (iii) by “tippees” (including relatives, friends, investment analysts, etc.).

Material non-public information shall not be disseminated to any person outside the Company without that person signing a Non-Disclosure Agreement acknowledging that they are receiving material non-public information and must be distributed within the Company only on a strict “need to know” basis. No employee is permitted to disclose such information selectively or generally to any other employee or outside contact unless the person to whom disclosure is made has a clear right and need to know such information in order to fulfill job responsibilities and such disclosure is approved by the Secretary of the Company. It is permissible to have discussions with investment analysts, but material non-public information may not be disclosed to an investment analyst without the information being simultaneously released to the public. Under no circumstances should any employee discuss such information with family, relatives or business and social acquaintances.

Unless specifically authorized to do so, no employee, officer or director may disclose nonpublic information about the Company on the Internet (regardless of whether such information is material), and more specifically in investor discussion forums (like Yahoo! Finance, Google Finance or The Motley Fool) or chat rooms or message boards where companies and their prospects are discussed. Messages in these investor forums are typically posted by unsophisticated investors who are sometimes poorly informed, and generally are carelessly stated or, in some cases, malicious or manipulative and intended to benefit the message writers’ own stock positions. Accordingly, no employee, officer or director of the Company may discuss the Company or Company-related information in such investor forums, regardless of the situation. In addition, disclosures of material nonpublic information through this forum may amount to a “tip” or leak of such information, in violation of this Policy and applicable law. Despite any inaccuracies that may exist in these investor forums, postings in these forums can result in the disclosure of information that may be harmful to the Company.

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Typically, public disclosure is accomplished by means of a press release cleared by the Chief Executive Officer and the President. Certain other disclosures are made by the Company in reports to the SEC. Only certain of the Company’s executive officers and investor relations personnel may communicate with securities market professionals, stockholders and members of the media. Employees, officers and directors should refer any such inquiries to the appropriate Company personnel as indicated above.

Insiders are also prohibited from trading in the securities of competitors, customers, vendors or joint venturers of the Company while in possession of material non-public information concerning those third parties.

No director, officer or employee or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company.

No director, officer or employee or any of their immediate family members who knows of any material nonpublic information about the Company may communicate that information to ("tip") any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

No director, officer, or employee or any of their immediate family members may purchase or sell any security of any other publicly traded company while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company. No director, officer or employee or any of their immediate family members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company's authorization.

For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Secretary. Covered Persons must "pre-clear" all trading in securities of the Company in accordance with the procedures set forth below.

C.	Possible Sanctions

Violation of any of the securities laws described in this Policy Statement may result in the institution of a prosecution or an SEC enforcement proceeding against the individual and the Company, or both. Some of the possible penalties for individuals who trade on inside information include:

•	Liability for Insider Trading. Insiders may be subject to a civil penalty of up to three times the profit gained or loss avoided; a criminal fine of up to $5 million (no matter how small the profit); and imprisonment for up to 20 years for trading in securities when in possession of material non-public information. In addition, if the Company or any “controlling person” (i.e., a person in a supervisory capacity) fails to take appropriate steps to prevent an employee from engaging in insider trading, the Company or controlling person faces potential civil penalties of the greater of $1,000,000, up to 3 times the profits realized or losses avoided, and potential criminal penalties of up to $25 million.

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•	Liability for Tipping. Insiders may also be liable for improper transactions by a tippee to whom they have disclosed material non-public information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading.

•	Possible Disciplinary Actions. Employees who violate this policy will be subject to serious disciplinary action, which may include ineligibility for future participation in our equity incentive plans or termination of employment.

D.	Quiet Periods and Pre-Trade Approvals

In order to provide a degree of certainty as to when insider trading is permissible with respect to the timing of quarterly and annual releases of financial information, the Company has established recurring “quiet periods” relative to such releases. Directors, all officers, and employees with access to financial results, subject to their having adopted a valid 10b5-1 plan, as discussed below, are not permitted to buy, or sell Company stock during the periods commencing on the 16th calendar day of the third month of each fiscal quarter and ending at the close of business on the second working day after quarterly or annual earnings are released to the public. Trading in Company stock at other times may be permissible, but all transactions in Company stock by directors, officers and other identified employees must be approved in advance by the Secretary and must be reported to the Secretary after consummating the transaction.

The Company may impose additional quiet periods during which trading will not be allowed when there are developments that give rise to the need for public disclosure. Affected stockholders will be advised by memorandum from the Secretary when these additional quiet periods are in effect.

E.	10b5-1 Trading Plans

The SEC has enacted rules (Rule 10b5-1 under the Exchange Act) that provide an affirmative defense against violations of the insider trading laws if you enter into a contract, provide instructions, or adopt a written plan for a transaction in securities when you are not in possession of material, nonpublic information, even if it turns out that you had such information when the transaction is actually completed. The contract, instructions, or plan must:

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•	specify the amount, price and date of the transaction,
•	specify an objective method for determining the amount, price and date of the transaction, or
•	place the discretion for determining amount, price, and date of the transaction in another person who is not, at the time of the transaction, in possession of material, nonpublic information.

You may not exercise discretion or influence over the amount, price, and date of the transaction after entering into the arrangement. In this Policy, we refer to these arrangements as “Trading Plans.” The rules regarding Trading Plans are extremely complex and must be complied with completely to be effective. You should consult with your own legal advisor before proceeding with entering into any Trading Plan.

Any restrictions under this Policy that apply to you when purchasing or selling the Company’s securities also apply to you when establishing a Trading Plan. Therefore, you may not establish a Trading Plan when you are in possession of material, nonpublic information about the Company and, to the extent trading windows and special blackout periods apply to you, those restrictions must be complied with in connection with establishing a Trading Plan. All employees, officers and directors are required to receive pre-clearance from the Secretary before entering into, modifying or terminating any Trading Plan. Once a Trading Plan has been pre-cleared by the Secretary, transactions executed pursuant to that Trading Plan do not require approval. However, as noted in Section III, if you are a director or an executive officer, you must immediately report all transactions executed under a Trading Plan to the Secretary so that a Form 4 may be filed on your behalf.

In establishing any Trading Plan, you should carefully consider the timing of your transactions under the Trading Plan. Even though transactions executed in accordance with a bona-fide Trading Plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before the Company announces material news, and the media may not understand the nuances of trading pursuant to a Trading Plan. Finally, modification or termination of any Trading Plan carries with it considerable risk, including the risk that previously executed transactions that occurred under the Trading Plan may be viewed as improper insider trades. For this reason, you should not modify or terminate any Trading Plan without first Employment with your own legal advisor and obtaining prior approval from the Secretary.

II.	RESTRICTION ON SHORT-SWING TRADING AND SHORT SALES

A.	Purchases and Sales Within Six Months

Section 16(b) of the Exchange Act imposes liability on executive officers, members of the board of directors and certain large stockholders of the Company if they have a purchase and sale, or sale and purchase, of Company stock within a period of less than six months (referred to as a “short-swing” trade). This section provides that the Company, or any stockholder who brings a lawsuit on behalf of the Company, may recover the amount of any “profit” realized by such individual on a short-swing trade. It should be noted, however, that while Section 16(b) and the reporting requirements discussed under Section III rest on the premise that such persons are likely to possess inside information, the actual possession of the information is not a precondition to liability being imposed. In other words, because Section 16(b) is so strict, good faith in engaging in short-swing trading is irrelevant.

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It does not matter whether the purchase or the sale occurs first and it is not necessary for the same shares to be involved in a pair of transactions. Nor can losses be offset against gains in a series of trades. The courts will match a pair of short-swing transactions (using a “lowest purchase price” and “highest sale price” approach) to obtain the maximum amount of spread between purchase and sale price so that one who even incurs an economic loss on a series of transactions may find himself giving up a “profit” which he never actually realized.

There are many types of transactions which constitute a “sale” or a “purchase” within the purview of this restriction. For example, the grant of an option to purchase Company stock pursuant to a stock option or similar plan may be a “purchase” in certain circumstances, so that if any shares are acquired through exercise and then sold within six months of the grant of the option, a short-swing trade will have occurred. Another example is an exchange of Company stock for property or in satisfaction of an obligation by transferring shares of Company stock, in which case the stockholder will be deemed to have sold them. In addition, a transaction involving Company stock which is effected by a person other than the stockholder, such as the stockholder's spouse or minor child, will be deemed to have been made by the stockholder because the stockholder is regarded as being the “beneficial owner” of such stock. On the other hand, a true gift of stock will not be regarded as a sale.

In general, if a transaction is made by a person closely related to the stockholder, or by a person with respect to whom the stockholder has certain rights or powers in connection with Company stock (such as the trustee of a trust over whom the stockholder has the right to direct the disposition of Company stock), the stockholder will be regarded as having made the transaction.

Any departing executive officers or directors should not make an opposite trade within six months after the last transaction while an executive officer or director. Such a trade, if it were to occur, and the sales price be higher than the purchase price against it is matched, would subject the departing executive or director to potential 16(b) liability as discussed above.

B.	Broad-Based Employee Benefit Plans

SEC Rule 16b-3 provides some relief to executive officers and directors who are participants in a Company's broad-based employee benefit plans (i.e., the Company’s 2014 Stock Incentive Plan). Specifically:

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•	Grants under these types of plans should be exempt from section 16(b) (the liability provision) because the plans are administered by our compensation committee, which is composed exclusively of “non-employee” directors. They, however, are not exempt from reporting under section 16(a) – if you receive an award, you typically will be required to file a Form 4 reporting the grant.
•	Exercises or vesting of awards is exempt from section 16.
•	Sales of shares on the open market are not exempt – they also have to be reported on a Form 4 and subject a person to section 16(b) liability if they have had a purchase transaction within 6 months (either before or after the sale).

At this time, we have no 401(k) plan or “company stock” account – however, if one were to be adopted:

•	“Discretionary” transactions will only be exempt from “short-swing” liability if at least six months have passed since an “opposite way” transaction has occurred in the plan (or in any similar plan).
•	Discretionary transactions include an intra-plan transfer involving Company stock (a so-called “fund switch”) or a cash distribution funded by a volitional disposition of Company stock.

Therefore, if we were to adopt such a plan, among other things:

•	Executive officers should not increase the amount of a “benefit” plan election to purchase Company stock within six months of a decrease in the amount of an election to purchase stock.
•	Executive officers should not instruct the administrator of any plan to dispose of shares if they have made a new election to increase their investment in Company stock in any of the plans within the prior six months.
•	As long as executive officers do not decrease the amount of the elections to purchase stock, they can continue to increase the amounts of funds they invest in Company stock more frequently than six months. After six months has elapsed since the last increase, executive officers can then begin to decrease the amounts invested in Company stock or dispose of the stock if the plan permits and continue to elect to decrease their elections or dispose of the stock more frequently than six months.

C.	Short Sales

In addition to the foregoing, the Exchange Act prohibits the Company's directors, executive officers, and large stockholders from making sales of any equity securities of the Company which the seller does not own at the time or, if owned, securities that will not be delivered for a period longer than 20 days after the sale, referred to as “short sales.”

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D.	Options Trading

In addition to the foregoing, the Exchange Act prohibits the Company's insiders may not buy or sell puts or calls or other derivative securities on the Company's securities.

E.	Trading on Margin or Pledging

In addition to the foregoing, the Exchange Act prohibits the Company's insiders may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.

F.	Hedging

In addition to the foregoing, the Exchange Act prohibits the Company's insiders may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

III.	REPORTING CHANGES IN OWNERSHIP OF COMPANY COMMON STOCK

A.	General

Section 16(a) of the Exchange Act provides that executive officers, members of the board of directors and certain large shareholders of the Company must file with the SEC an initial report disclosing the amount of equity securities of the Company of which such person is a “beneficial owner.” This initial report is made on Form 3. Section 16(a) requires that any reporting persons subject to Section 16(a) must file electronically a transaction report on Form 4 with the SEC before the end of the second business day following the day on which the transaction is executed. Section 16(a) requires that a Form 5 must generally be filed electronically within 45 days after the end of the Company's fiscal year.

B.	Covered Persons

Section 16(a) applies to all directors and officers of a public company and all beneficial owners of more than 10% of a public company's registered equity securities. An “officer” is defined in the SEC's Rule 16a-1(f) to mean generally a company's president, principal financial officer, principal accounting officer, any vice president in charge of a principal business unit, division or function, and any other officer who performs a policy-making function. To distinguish the officers subject to Section 16(a) from other officers of the Company, this policy uses the term “executive officers” to describe those Company officers subject to Section 16(a).

In addition, because Section 16(a) is concerned with the beneficial ownership of securities, and because beneficial ownership entails voting and investment power rather than simply record ownership, reporting persons must be aware of and report the securities transactions effected by all related persons and entities whose stock ownership is attributable to them under Section 16(a) (e.g., family members living in the same household, trusts, partnerships, and corporations).

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C.	Covered Transactions

Section 16(a) applies to virtually every form of change in beneficial ownership of securities. Purchases and sales, gifts, contributions to trusts, stock option grants and exercises, restricted stock grants, stock grants under deferred compensation plans, intra-plan transfers involving an issuer equity security fund, Rule 10b5-1 plan transactions, and other transfers of securities must be reported on a Form 4 filed with the SEC before the end of the second business day following the day on which the transaction is executed.

D.	Reports to the Company

The reporting requirements on Forms 3, 4 and 5 are the personal obligation of the reporting person. The Company will assist the reporting person in complying with these reporting requirements. In order to enable the Company to complete and file the reports on the reporting person's behalf, the reporting person must immediately notify the Company when a transaction is consummated. This notification must be received by the Secretary not later than the first business day after the date on which the transaction occurs and must include the following information: (i) date of transaction; (ii) number of shares acquired or disposed of; (iii) price per share; and (iv) number of shares beneficially owned at the end of the month.

In addition, the Company will notify reporting persons monthly of the number of shares of Company stock which are shown on the Company's records as being beneficially owned by them as of the end of each month. The reporting person must reconcile this information if it is incorrect.

E.	Possible Sanctions

Any late or delinquent Form 4 filings are required to be reported in the Company's proxy statement. In addition, the SEC has been granted broad authority to seek “any equitable relief that may be appropriate or necessary for the benefit of investors” for violations of any provision of the federal securities laws. Such relief could take the form of SEC enforcement proceedings that result in civil or criminal penalties, including monetary fines and imprisonment in particularly egregious cases.

F.	Sales of “Control” and Restricted Stock Pursuant to Rule 144

The Company will also assist directors and officers with the reporting requirements for sales under Rule 144 promulgated under the Securities Act of 1933, as amended. Questions about Rule 144 should be addressed to the Secretary prior to the consummation of a transaction.

IV.	ACKNOWLEDGMENT AND CERTIFICATION

All Company insiders are required to sign the attached acknowledgment and certification.

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ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company's Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

/s/ Michael R. Neece
(Signature)

Michael R. Neece
Date:	12/19/2022	(Please print name)

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EXHIBIT E

bowmo, Inc. Code of Ethics

BOWMO, INC.

CODE OF BUSINESS ETHICS AND CONDUCT
(Effective as of December 16, 2022)

Introduction

Consistent ethical business conduct by all Directors, employees, agents, Employees, contractors, and business partners is critical to the preservation and enhancement of the business reputation of bowmo, Inc., and its wholly owned subsidiaries, whether existing now or in the future, hereafter referred to as the “Company”, conducting business currently in the United States.

Contained within this code of business ethics and conduct, hereafter referred to as the “Code”, are fundamental values and principles that are nonnegotiable. These include, but are not limited to:

Respect for:

•	one another,

•	our shareholders, and

•	the environment, and a commitment to:

•	the health and safety of employees, contractors, and the communities in which we work and live.

Employees are expected to accept certain responsibilities, adhere to acceptable legal business principles and exhibit a high degree of personal integrity at all times. Employees are expected to refrain from actions that might be harmful to themselves, co-workers, our business associates or the Company. The intent of the Code is not to place unreasonable restrictions on personal actions, but to set out the minimum standards of conduct expected as an employee of the Company.

The Company requires all employees to conduct themselves in accordance with the Code and will hold all employees accountable for their conduct. Those who engage in any conduct contrary to the Code may be terminated summarily for just cause.

Fundamental Principles

The Code will describe the minimum standards of business conduct that the Company expects from every employee at every level of responsibility and to the extent feasible and applicable, to our agents, Employees, contractors, and business partners. Furthermore, these principles will apply to every part of the Company, whether operating domestically or internationally.

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Section 1.

1.0	Definitions

Employee

For the purposes of the Code, employee will be defined as all directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions for the Company.

Company

For the purposes of the Code, the Company will be defined as bowmo, Inc., and all of its wholly owned subsidiaries conducting business currently in the United States whether existing now or in the future.

Company Resources

Company resources include Company time, materials, supplies, equipment, information, intellectual property, electronic mail and computer systems.

Compliance Officer

Shall be defined as the acting chair of the President of bowmo, Inc.

Gifts and Hospitality

In the Code the term(s) “gifts and hospitality” shall include but will not be limited to such items as meals, beverages, and invitations to social or recreational outings, accommodation, and travel.

Insider Trading

For the purposes of the Code, insider trading will be defined as the illegal buying or selling of the Company’s securities on the basis of Material Information that is Nonpublic.

Material Information

Information about the Company is "material" if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to alter significantly the total mix of information in the marketplace about the Company. Examples of material information include, but are not limited to:

•	Financial performance and significant changes in financial performance or liquidity.

•	Potential material mergers and acquisitions or material sales of Company assets or subsidiaries.

•	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.

•	Significant changes in senior management.

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•	New major contracts or customers, or the loss of a major customer.

•	Initiation of a significant lawsuit.

Nonpublic Information

Material information is "nonpublic" if it has not been widely disseminated to the public, for example, through major newswire services, national news services, Web casts or financial news services. For the purposes of the Code, information will be considered public, i.e., no longer "nonpublic," at the opening of trading on the third full trading day following the Company's widespread public release of the information.

Proprietary Confidential Information (PCI)

PCI includes, but is not limited to: any information, know-how, patent, copyright, Intangible Property, trade secret, process, technique, program, design or formula; any marketing, advertising, financial, commercial, sales or programming matter; any customer or supplier lists or pricing information; any confidential personal information of customers, suppliers or any other parties to whom the Company has obligations of confidentiality; any budget, plan, model or analysis; any written materials, compositions, drawings, diagrams, computer programs, studies, work in progress, visual demonstrations, ideas or concepts; any other PCI including the terms and conditions of any completed or potential transaction; and any of the forgoing derived in whole or in part from PCI whether in oral, written, graphic, electronic, or any other form or medium whatsoever, of the Company or relating to the Company that may be disclosed to, or in the possession of, the employee in connection with employment with the Company.

Intellectual Property

Intellectual property includes computer software programs, technical processes, inventions, research devices, reports or articles containing any form of unique or original innovation or development, whether or not protected by patent, trademark, copyright, or otherwise.

Intellectual property that has been created or developed by any employee in the course of employment is the sole property of the Company.

Section 2.

2.0	Compliance with Laws

Employees, and where applicable agents, Employees, contractors, and business partners are required to perform their duties on behalf of the Company in compliance with all applicable laws and regulations and with Company policies and procedures that are designed to facilitate compliance. This obligation includes, but is not limited to, compliance with all relevant laws regarding health and safety, fraud, kickbacks, referral fees, false claims, commercial bribery, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust, foreign corrupt practices, employment discrimination or harassment, false or misleading financial information, and misuse of Company assets.

The Company’s Compliance Officer and the Company’s General Legal Counsel are available to provide advice and guidance on compliance with applicable laws.

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Section 3.

3.0	Conflict of Interest

Definition

Any position, circumstance, or situation where an employee’s personal interest conflicts, is perceived to conflict, or could potentially conflict, in any way with the interests of the Company.

Guiding Principles for avoiding Conflict of Interest

•	Business decisions must be based on merit ensuring that the best interest of the Company is kept primary.

•	Whether direct or indirect, there shall be no personal advantage derived from having made a business decision on behalf of the Company.

•	Situations that may result in, or may be perceived to result in, a conflict of interest between an employee’s personal interest and those of the Company should be summarily avoided.

•	Abstain from any decision or situation that may influence a decision related to the Company that could result in any real or perceived financial or other advantage for an employee, his or her family members, or friends.

•	In most instances, common sense and integrity will identify the best course of action, however, should there be a circumstance, situation or position that causes even the slightest doubt on course to the decision to be made, err on the side of caution and refer the circumstance, situation or position to the Company compliance officer.

Declaring Actual, Perceived, or Potential Conflict of Interest Process

The responsibility to declare any actual, perceived or potential conflict of interest must be submitted in writing, to the department manager or the Company Compliance Officer, by the employee(s) involved. If in doubt about any circumstance, situation or position it is recommended that a form be completed and provided to the manager of the department, or the Company Compliance Officer to assist in determining the appropriate course of action.

3.1	Political Participation

As a private citizen, an employee may participate in levels of recognized political activity during nonworking hours provided these obligations do not conflict or negatively impact an employee’s duties and responsibilities as an employee of the Company. Participation must always be kept separate from the association with the Company.

Prior to participating as a candidate in a federal, state, provincial, or municipal election, an employee must notify his immediate supervisor in writing, no less than two (2) months prior to any election. An employee may be requested to apply for an unprotected leave of absence from his job without pay as a result.

It will be considered a violation of the Code should an employee use any supplies, facilities, tools, or other Company assets to support political activities.

3.2	Non-Profit and Professional Organizations

The Company recognizes that employees may have an interest in contributing in a positive way to nonprofit and professional organizations through active participation in a wide variety of organizations.

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However, this participation must not at any time, interfere with individual performance of job duties during working hours.

•	For those employees wishing to participate in non-profit or professional organizations the employee’s immediate supervisor must pre-approve such participation.

•	Should an employee be afforded the opportunity to act as a spokesperson for any organization, professional or otherwise, it must be made clear that the employee is speaking on behalf of that organization, or himself, but not as a spokesperson, agent, or representative of the Company.

3.3	Outside Business Activities

Acting in a Director or Officer Capacity of an Organization

You may not act in the capacity of a Director or Officer of an organization that:

•	Competes directly or indirectly with the Company

•	Purchases goods or services from the Company

•	Supplies goods or services to the Company

Exceptions to section 3.3 of the Code must have written pre-approval from the Board of Directors of the Company.

Services performed for another organization

Employees may choose to provide services for compensation to additional organizations during nonworking hours of the Company as they desire.

However,

•	Prior to providing said services for an organization other than the Company, you must obtain written approval from the Company Compliance Officer and your immediate supervisor if the services to be provided conflict, appear to conflict, or may conflict in the future with your ability to perform your duties as an employee of the Company.

•	The approval process is initiated by the employee by completing the appropriate request for approval form and submitting this to their immediate supervisor.

•	Immediate supervisors will then be responsible to provide appropriate comments where required and to submit the completed form to the Company Compliance Officer.

•	Failure by an employee to disclose information pertaining to the provision of services to another organization that conflicts, appears to conflict, or may conflict in the future, with an employees’ ability to perform their duties as an employee of the Company will not be an acceptable excuse for failing to meet minimum performance standards of their job duties.

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Set out below is a list of rules to be considered by those employees wishing to provide services to another organization.

The absence of a specific rule in this list shall not be considered as a rule condonable by the Company on the premise that it was not identified in this list.

Never:

•	Perform services for the other organization during Company work hours.

•	Permit customers or colleagues from the other organization to contact you at the Company.

•	Use any Company resources, supplies, facilities, tools, personnel, or intellectual property in the course of providing service to the other organization.

•	Participate in an organization that offers products and/or services that could be perceived as competing for business with the Company.

•	Perform services for a supplier of the Company.

•	Sell products or services of a supplier of the Company.

•	Perform services that currently or in future, may have the potential to provide current or future competitors with a competitive advantage over the Company.

•	Promote the products and/or services of the other organization during your working hours at the Company.

•	Perform services for an organization that competes with the Company.

•	Perform services for an organization currently providing services for the Company or any competitors of the organization.

•	Participate in or in any way influence the Company’s decisions to purchase goods and/or services that relate to an employment interest or business interest that may benefit an employee directly or indirectly.

•	Perform services for an organization that would by definition result in a conflict of interest as defined by the Code.

3.4       Financial Interest

Employees and their families, (families will include spouse, children, or spouse equivalent residing together as a family) shall not own, control or direct a material financial interest (greater than 5%) in a contractor, competitor, supplier, or in any business enterprise which currently or in future may, conduct business with the Company.

This would include those situations when, although an employee of the Company may not directly hold the investment, the employee does have the ability to control or direct the investment.

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Section 4.

4.0	Business Gifts and Hospitality

Employees must be judicious in the offering or acceptance of gifts and/or hospitality to or from a person or entity with which the Company currently does or seeks to do business in the future.

Accepting gifts and/or hospitality may compromise or appear to compromise an employees’ ability to make business decisions that are in the best interest of the Company. However, on occasion, it may be acceptable to give or receive a business-related gift or hospitality when there is a business benefit to the Company.

Employees must consult their immediate supervisor, the department manager or the Company Compliance Officer for advice on the appropriateness of accepting or offering gifts and/or hospitality.

Gifts having a monetary value such as cash, gift certificates, loans, services, and discounts are not permitted. Gifts such as unsolicited advertising mementos of nominal value would generally be acceptable. Depending on the circumstances, unacceptable gifts should be returned with thanks and clarification of the Code.

These requirements do not change during traditional gift-giving seasons.

4.1	Accepting/Offering Gifts or Hospitality

General Guideline

Prior to offering or accepting anything from a person or entity with which the Company currently does or seeks to do business within the future, the employee should ask himself:

•	Is the value of the item nominal, e.g., a pen or a fridge magnet?

•	What will the business benefit be to the Company versus the employee?

•	Is the value and the reason for the gift or hospitality appropriate considering the situation, the people involved, and the employee’s role or function within the Company?

•	Could it compromise or be perceived to compromise the employee’s ability to make a decision in the best interest of the Company?

•	Would the employee be uncomfortable discussing the situation with his immediate supervisor, peers, or family?

•	Could this be considered to be a form of bribe or kickback?

For all situations regarding the offering of gifts and hospitality on behalf of the Company, employees at all levels must receive appropriate approval prior to the provision of said gifts and/or hospitality. An employee should consult his immediate supervisor, department manager or the Company Compliance Officer.

Never offer, ask for, or receive:

•	Any form of bribe, kickback or any other form of monetary or material gift or hospitality that may be perceived to be a bribe or kickback.

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•	Any gift, gratuity, entertainment, hospitality, or any other benefit that may compromise or be perceived to compromise the ability to make business decisions in the best interest of the Company.

Section 5.

5.0	Proprietary Confidential Information (PCI)

Employees are responsible to the Company to ensure maximum effort is afforded in keeping PCI confidential. This effort is necessary to:

•	Safeguard assets.

•	Preserve the privacy of employees, customers, suppliers and business partners.

•	Comply with all legal, regulatory, or applicable contractual obligations.

•	Ensure the Company’s competitive advantage.

•	Safeguard intellectual property of the Company.

5.1	Employee Responsibilities

•	It is every employee’s responsibility to know what PCI must remain in confidence. Should an employee question whether certain PCI would be classified as confidential, he is encouraged to discuss the PCI with his immediate supervisor, or the manager of the department prior to the disclosure of the PCI.

•	Do not disclose PCI, except where required by law.

•	Do not disclose PCI to others including colleagues or other current or previous employees of the Company, except as required for current employees to carry out their job duties.

•	Make every effort to protect PCI against theft, loss, destruction, misuse, or unauthorized access.

•	Comply with applicable insider-trading laws and regulations that govern the use of certain PCI.

•	Comply with the terms and conditions as set out in any policies and procedures regarding company and confidential personal information.

•	Comply with the Company policies and procedures as related to the use of e-mail, and technology systems when storing and transmitting PCI.

•	An employee should advise his immediate supervisor, the department manager, or the Company Compliance Officer in the event that he is aware of any attempt to obtain or disclose PCI by/to unauthorized individuals.

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5.2	Insider Trading

Securities laws explicitly prohibit any person in a special relationship with the Company from trading with knowledge of “material nonpublic information” or “insider information” which has not been generally disclosed. In addition, securities laws prohibit any person in a special relationship with the Company from informing another person of any “material non-public” or “insider” information which has not been generally disclosed.

Employees of the Company must comply with the bowmo, Inc. Insider Trading Policy, as approved by the Company’s Board of Directors.

Employees of the Company, and their immediate family members, will not trade in their personal account in any physical commodity or financial derivative of any physical or financial commodity related to those traded by the Company if that employee holds a position at the Company that would make them privy to detailed or inside information about the Company’s commodity trading activities.

5.3	Media

Employees contacted by the media, should refer the inquiry to their immediate supervisor who should in turn, contact the Director, Corporate Relations or General Counsel. Employees shall be cordial to the media but should respectfully decline any questions. Refrain from confirming, denying or otherwise, information related to the Company with representatives from the media unless specifically directed to by the director, corporate relations. Never discuss PCI or matters involved with litigation.

5.4	Litigation

Employees are responsible to notify their immediate supervisor, department manager or the Company Compliance Officer of any subpoena, summons, complaint, court order, or any audit documents received by any federal, state or provincial agency governing the Company.

5.5	Purchasing

Employees involved in the purchase of goods and/or services must ensure:

•	All purchasing policies, procedures and applicable processes are followed for every purchasing transaction.

•	Purchasing decisions are made honestly and with integrity utilizing criteria that ensure competitive pricing, quality, quantity, delivery and service.

•	Purchasing decisions are not based on personal gain, prejudice, favoritism, or preferential treatment.

•	Any real or perceived purchasing decisions that may be questionable when considering the terms of the Code are disclosed to the employee’s immediate supervisor, department manager or the Company Compliance Officer.

Section 6.

6.0	Suppliers

Employees involved with external suppliers of goods and/or services must:

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•	Treat all suppliers with the utmost respect, courtesy and professionalism.

•	Inform suppliers of the existence of, and the terms and conditions of the Code.

•	Deal with suppliers that observe the Code.

•	All supplier contracts contain a provision for the observation of the Code.

•	Take immediate action to address any concerns with suppliers as related to violations of the Code, or any other applicable law.

•	Inform their immediate supervisor, department manager or the Company Compliance Officer of any real or perceived violation of the Code as applicable to suppliers.

Section 7.

7.0	Company Resources

General Principles

Employees engaged in the use of Company resources will be responsible to:

•	Protect the Company’s resources, use them appropriately, and for Company business only.

•	Protect the Company’s resources from theft and destruction whether through vandalism or neglect.

•	Protect the Company’s intellectual property, and PCI.

•	Never misuse Company resources entrusted to them.

7.1	Use of Company Resources

Company resources are generally to be used only in the course of carrying out job duties and for company-defined purposes.

7.2	Use of Internet, Voice mail and E-mail

The Company’s computer networks and information resources include our electronic mail and messaging systems and the public internet. The Company’s computer resources and networks are provided for company-related business purposes. Excessive personal use is inappropriate. Use of the Company’s computer resources to view, retrieve, or send sexually related or pornographic messages or material; violent or hate-related messages or material; bigoted, racist, or other offensive messages or other messages or material related to illegal activities is strictly prohibited.

7.3	Use of the Company Name

Employees must not use their employment status to obtain personal gain from those doing or seeking to do business with the Company. Employees may not use the Company's name or purchasing power to obtain personal discounts or rebates.

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In protecting the Company’s resources, the Company will reserve the right to periodically monitor access and contents of the Company’s computer systems and networks. Employees should not assume they have any right to privacy of PCI residing on the Company’s computer resources.

Section 8.

8.0	Business Expenses

Certain employees may be required to travel for the purposes of conducting business on behalf of the Company. Employees who, in the course of their employment, incur business related expenses must keep the following in mind:

• Exercise integrity, prudence, and sound business judgment in the expenses incurred.

•	Ensure the expenses are for the purposes of good and ethical business purposes and will enhance the business interests of the Company.

•	Ensure the expenses comply with any Company policies and procedures regarding travel and expenses.

Section 9.

9.0	Finance, Accounting and Business Reporting

No false, artificial or misleading entries in the books, records and documents of the Company shall be made for any reason. No employee shall engage in any arrangement that results in prohibited acts. All reports filed by the Company shall be in accordance with applicable internal reporting practices, in addition to all applicable laws, regulations and statutes applicable to the filing of reports and the keeping of all books and records. Additionally, all disclosure will be full, fair, accurate, complete and understandable.

Section 10.

10.0	Fair Dealing

Employees must deal fairly with the Company’s customers, suppliers, competitors and employees. No one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices.

Employees must disclose prior to, or at their time of hire with the Company, the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with the Company. In no event shall an employee use any trade secrets, proprietary confidential information, personal confidential information, or similar property, acquired in the course of his or her employment with another employer, in the performance of his or her duties for the Company.

10.1	Illegal Remuneration

The Company is committed to compliance with all laws, statutes, and regulations regarding illegal remuneration (kickbacks, bribes, and improper payments). The Company specifically prohibits employees from engaging in any fraudulent, deceptive or corrupt conduct toward the Company, its customers, suppliers, contractors, employees, representatives or anyone else with whom the Company has current of future business associations. Prohibited actions include kickbacks, inflated billing and offering, accepting, or soliciting, directly or indirectly, of money, goods, or services where the purpose of the action is to influence a person to act contrary to the interest of his or her own employer. Company employees may not ask for gifts or gratuities from customers or suppliers of the Company. No employee of the Company will ever offer or receive anything of value with the intent to influence or be influenced by any supplier, customer, government official, candidate, or holder of public office.

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Section 11.

11.0	Employment Practices

The Company is committed to ensuring a work environment where employees are treated with dignity, fairness and respect. All employees have the right to work in an atmosphere that provides equal employment opportunities and is free of discriminatory practices and illegal harassment.

11.1	Diversity

The Company values the background, experience, perspectives and talents of every individual, and thus, strives to create a diverse workforce comprised of individuals drawn from the community within which it conducts business.

11.2	Discrimination

Neither the Company nor any employee of the Company nor any person acting as an agent on behalf of the Company shall refuse to employ or continue to employ, nor shall they discriminate against any person with regard to employment, term or condition of employment, on the grounds of race, ancestry, place of origin, color, ethnic origin, citizenship, creed, sex, sexual orientation, age, record of offences for which a pardon has been granted, marital status, same sex-partnership status, family status,(including pregnancy or childbirth) or handicap, all as defined by applicable Human Rights legislation or other similar applicable law.

11.3	Harassment

The Company does not condone any form of illegal harassment or any other conduct that interferes with an individual’s work performance or creates an intimidating, hostile, or offensive work environment. The Company will make every reasonable effort to ensure employees, contractors, and persons acting as agents on behalf of the Company conform to the Company’s anti-harassment and anti-sexual harassment policies.

11.4	Workplace Violence

The Company expects all employees to treat all fellow employees and persons the Company conducts business with currently, or in the future, with dignity and respect. As such, the Company will not tolerate, whether real or implied, threats or acts of abuse, intimidation, or violence against any employee of the Company, or the organizations the Company conducts business with.

11.5	Drug and Alcohol Policy

The Company is committed to providing a safe and healthy work environment for all employees. As such the use of illicit drugs, the inappropriate use of alcohol and the misuse of medications and other substances is prohibited.

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11.6	New Hires

All new hire offer letters to prospective employees will require prospective employees to disclose any conflict, or potential conflict of interest, prior to the acceptance of employment with the Company.

Section 12.

12.0	Health Safety and Environment

The Company is committed to providing a safe and healthy working environment and protecting the public interest with standards and programs that meet or exceed industry standards and applicable government codes, standards and regulations in all jurisdictions in which it conducts business.

All Company operations are to be conducted in a manner that protects the health and safety of its employees and all people in the communities where the Company operates. All Company employees are responsible for understanding, reinforcing and implementing the Company’s commitment to environmental responsibility.

Section 13.

13.0	Fraud or Criminal Conduct

Fraud is defined but not limited to, an intentional deception, maladministration of Company resources, falsification or manipulation of PCI, to the advantage or disadvantage of a person or entity.

Management is responsible for the detection and prevention of fraud, misappropriations and other inappropriate conduct: however, all employees have some responsibility in the detection, prevention or reporting of fraudulent activities. Employees who detect or suspect possible fraudulent activity of any employee, supplier, customer or any other party having any association with the Company, must provide a written report containing the details to the Company Compliance Officer immediately. Do not discuss instances of actual or suspected fraud with anyone except those authorized to investigate such conduct.

The Company Compliance Officer will investigate and/or engage the services of additional investigative services for all cases of fraud or criminal conduct including local and federal law enforcement agencies. In the event an investigation substantiates that fraudulent activities have occurred, the Company Compliance

Officer will issue reports to appropriate designated personnel, The Board of Directors, and appropriate law enforcement agencies.

Section 14.

14.0	Compliance

Employees must complete any required training on the Code as required. Annual training on the Code will be the responsibility of the employee’s immediate supervisor and shall be substantiated in employee files.

All new hires of the Company will be required to complete training on the Code within 30 days of their original hire date and shall be included as part of the new hire induction training.

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14.1	Reporting Real or Perceived Violations of the Code

Employees who are aware or become aware of conduct by others that violates or appears to violate the Code are required to report the details of the violation or apparent violation to their immediate supervisor, department manager or the Company Compliance Officer. Supervisors and Managers will be responsible to submit the detailed report of the violation or apparent violation to the Company Compliance Officer immediately.

14.2	Whistle Blowing

The Company strictly prohibits reprisals or retaliation against anyone who reports a violation or perceived violation, in good faith of the Code.

In the event that an employee feels he or she have been subjected to retaliatory or disciplinary action as a result of having filed a report in good faith of a violation or perceived violation of the Code, please contact the Company Compliance Officer.

14.3	Confidentiality

To the extent permissible by applicable law and to the extent that is reasonable, the Company will keep the report of the violation or perceived violation of the Code, confidential. The Company will, however, cooperate fully with all external investigative authorities involved with the report of a violation or perceived violation of the Code as required by law, and will provide all information requested by said investigative authorities.

14.4	When the Code does NOT Have the Answer

There may be occasions when the Code may not have the answer to the ethical question facing an employee, or there may be a difficult judgment call to make with respect to the application of the Code. In these cases, the employee should consult with his or her manager, who will either provide guidance or refer the employee to the relevant policy or to the Company Compliance Officer.

14.5	Consequences for non-Compliance

Employees who make the unilateral decision to not comply with the Code may be subject to disciplinary actions up to and including dismissal and/or legal action.

14.6	Enforcement

The Company must ensure prompt and consistent action against violations of this Code.

If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors.

If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the Compliance Officer determines that a violation of this Code has occurred, the supervisor or the Compliance Officer will report such determination to the General Counsel.

Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the General Counsel will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

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Section 15.

15.0	Waiver

Each of the Board of Directors (in the case of a violation by a director or executive officer) and the General Counsel (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code.

Any waiver for a director or an executive officer shall be disclosed as required by SEC and Nasdaq rules.

I                 Michael R. Neece                    hereby certify that I have reviewed this policy. Michael Neece By signing below, I recognize that I am fully bound by this policy throughout the duration of my employment with the Company and, in some cases, beyond the time of my employment with the Company.

NAME:	Michael R. Neece

SIGNATURE:	/s/ Michael R. Neece

DATE:	12/19/2022

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